Exhibit 5.1
301 Carnegie Center
Suite 400
Princeton, NJ 08543-5276
609.458.0808
Fax: 609.452.1147
May 15, 2007
Bancorp of New Jersey, Inc.
204 Main Street
Fort Lee, NJ 07024
Re:      Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as counsel to Bancorp of New Jersey, Inc., a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 1, 2007. The Registration Statement relates to the issuance by the Company of up to an aggregate of 2,901,147 shares of the Company’s common stock, no par value, (the “Shares”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
          In rendering our opinion, we have examined (i) the Registration Statement, including the exhibits thereto, (ii) the Plan of Acquisition filed as Exhibit 2.1 to the Registration Statement, (iii) the Company’s Certificate of Incorporation, as amended, (iv) By-Laws as currently in effect, (v) certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares and (vi) such other documents as we in our judgment have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
          In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
          We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New Jersey and the federal laws of the United States of America, each as in effect on the date hereof.

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          Based upon and subject to the forgoing, we are of the opinion that when the Company issues and delivers the Shares in accordance with the terms of the Plan of Acquisition, the Shares will be duly authorized, validly issued, fully paid and nonassessable.
          This opinion only relates to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
PEPPER HAMILTON LLP
PEPPER HAMILTON LLP